                                                                    EXHIBIT 99.1


         Brush Engineered Materials Inc. Reports Sales Up 19% for the Fourth Quarter and Up 8% for 2003

         CLEVELAND, OHIO -- January 28, 2004 -- Brush Engineered Materials Inc. (NYSE-BW) today reported fourth quarter 2003 sales of $105.6 million, up $16.6 million or 19% compared to fourth quarter 2002 sales of $89 million. The growth in the fourth quarter was driven by continued strength in Asia, particularly China and Taiwan, and a significant improvement in the domestic economy. Metal prices, currency and a favorable product mix also contributed to the sales increase in the fourth quarter, with metal prices and currency accounting for approximately $4.4 million, or 5% of the total revenue for the quarter. The Company is experiencing a significant increase in sales to the telecommunications and computer markets and growth in most of its other markets as well.

         The Company had previously announced a $6.0 million charge related to the completion of a five year $147.5 million debt refinancing. This fourth quarter 2002 charge included deferred costs from an interest rate swap and other deferred financing costs associated with the retirement of debt and lease obligations. Including the $6.0 million charge, the Company had a net loss of $7.2 million or $0.43 per share diluted in the fourth quarter of 2003 compared to a net loss of $26.8 million or $1.62 per share in the fourth quarter of 2002. The charge increased the net loss for the fourth quarter 2003 from $1.2 million to $7.2 million. Results for the fourth quarter 2002 were affected by a restructuring and impairment charge of $5.1 million for certain operating assets and $19.9 million for deferred taxes offset in part by a $2 million reduction in legal reserves. Absent these charges, fourth quarter 2003 pre-tax results improved by $7.2 million compared to the fourth quarter of 2002.

         Sales for 2003 of $401 million were 8% higher than 2002 sales of $372.8 million. For the year the Company reported a net loss of $13.2 million or $0.80 per share diluted which included the above referenced $6.0 million charge. For the year 2002 the Company reported a net loss of $35.6 million or $2.15 per share diluted which included the $23 million of charges discussed above. Before the charges, pre-tax results for the year improved by $16.1 million compared to the prior year.

         The Company's diluted net loss per share comparison to the prior year is affected by its accounting for income taxes. In the fourth quarter of 2002, in accordance with SFAS No. 109, "Accounting for Income Taxes", the Company recorded a $19.9 million charge as part of income tax expense in 2002 to establish a valuation allowance for substantially all of its net deferred tax assets in recognition of uncertainty regarding full realization. The Company intends to maintain a valuation allowance on the net deferred tax assets until a realization event occurs to support reversal of all or a portion of the allowance. Therefore, the Company's fourth quarter 2003 and year-to-date 2003 results include a tax benefit of $0.1 million and tax provision of $0.6 million, respectively, for certain foreign, state and local taxes but do not include a federal tax benefit. In 2002 the tax expense for the fourth quarter and year was $15.3 million and $9.7 million, respectively, due to establishing a valuation allowance on deferred tax assets required under SFAS No. 109.

                                  Balance Sheet

         In the fourth quarter of 2003 the Company completed a five-year, $147.5 million debt refinancing, the proceeds of which were used to retire existing debt and purchase $51.8 million of leased assets, thereby terminating an existing off-balance sheet lease obligation. As a result of the refinancing the Company's assets and balance sheet debt increased by the amount of the purchase.

         Total debt plus off-balance sheet equipment and precious metal lease obligations decreased by approximately $2.5 million in the fourth quarter of 2003 and $24.8 million for the year.

BUSINESS SEGMENT REPORTING

Metal Systems Group

         The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

         The Metal Systems Group's fourth quarter sales of $63.5 million were 23% higher than fourth quarter 2002 sales of $51.5 million. The fourth quarter operating loss was $2.4 million versus a $14.1 million loss in the fourth quarter of 2002. The Metal Systems Groups 2003 sales of $239.4 million were up 5% over 2002 sales of $227.9 million. The operating loss for 2003 was $16.6 million versus an operating loss of $37.7 million for 2002.

         Alloy Products fourth quarter sales of $42.9 million were 24% higher than fourth quarter 2002 sales. Alloy Products 2003 sales were $162.3 million up 7% over 2002 sales of $151.9 million. Continued strong sales in Asia coupled with the pickup in the domestic economy have helped fuel the fourth quarter double digit growth. In addition, 20% of the fourth quarter sales growth has come from new products and applications. The stronger order entry experienced in the fourth quarter is continuing into the first quarter of 2004. Alloy Products also continued to improve operating efficiencies through its lean manufacturing initiative.

         TMI's fourth quarter sales of $10.2 million were 7% higher than fourth quarter 2002 sales of $9.5 million. Sales in 2003 of $41.9 million were down 5% from 2002. TMI's growth in the fourth quarter was due to improvements in the computer and semiconductor markets. This strength has continued into the first quarter of 2004.

         Beryllium Products fourth quarter sales of $10.2 million were up 43% over fourth quarter 2002 sales of $7.1 million. Sales for 2003 of $35.2 million were 11% higher than 2002 sales of $31.6 million. Beryllium Products continues to experience strong demand in aerospace and defense product applications. In addition demand for an application for acoustic speakers has recently increased. It is anticipated that the strong order entry will continue through the first quarter of 2004.

Microelectronics Group

         The Microelectronics Group includes Williams Advanced Materials Inc.
(WAM) and Electronic Products.

         Microelectronics Group sales for the fourth quarter of 2003 of $42.0 million were 14% higher than fourth quarter 2002 sales of $36.9 million. Sales for 2003 of $157.3 million were up 13% over 2002 sales. Operating profit for the fourth quarter was $2.8 million versus the fourth quarter of 2002 operating loss of $1.2 million. The fourth quarter 2002 operating loss was due to a severance and asset impairment charge in the amount of $2 million related to the Electronics Products business. The 2003 operating profit was $12.6 million versus $3.8 million for 2002.

         WAM's fourth quarter sales of $35.7 million were 23% higher than fourth quarter sales of 2002. Sales in 2003 of $127.8 million were up 17% over 2002 sales of $109.1 million. Metal prices were responsible for 8% of the sales increase for the fourth quarter and 6% for 2003.

         WAM continues to experience strong growth from the wireless telecommunications handset, digital versatile disc, semiconductor and performance film markets. This strength is continuing into the first quarter of 2004.

         Electronic Products' 2003 fourth quarter sales of $6.3 million were down 20% from the fourth quarter of 2002. Sales in 2003 of $29.5 million were down 2% over 2002. The decline was driven by lower demand and from defense oriented applications.

OUTLOOK

         The Company noted that the strengthening that occurred in its end-use markets during the most recent quarter has continued into early 2004 as well. Externally the Company is seeing evidence in its end-use markets that the U.S. economy is growing and the strength noted earlier in Asia is continuing. Internally, programs to lower cost, improve margins and reduce working capital continue to yield benefits. While the current order entry rate is encouraging it is difficult to determine whether the current trend will continue throughout 2004. At this time, the Company expects that the first quarter 2004 sales will be 15% to 20% greater than the prior year first quarter sales of $99.5 million.

CHAIRMAN'S COMMENTS

         Commenting on the results, Gordon D. Harnett, Chairman, President and Chief Executive Officer, stated "I am pleased with the progress we made on several fronts during 2003. First, our significant sales growth, especially in the fourth quarter was driven in part by our new products, strong growth in Asia and a rebound in the domestic economy; second, our cost reduction and lean manufacturing initiatives implemented in 2002 have continued to provide benefit and financial leverage; and, finally, the recent refinancing announced in December will provide lower overall financing costs, improve cash flow and provide more flexibility and liquidity for future growth. We look forward to continued improvement in 2004."

FORWARD-LOOKING STATEMENTS

         Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company's actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

         o The condition of the markets which the Company serves, whether defined geographically or by segment, with the major market segments being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

         o        Actual sales in the first quarter 2004.

         o Changes in product mix and the financial condition of particular customers.

         o The Company's success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

         o Other financial factors, including tax rates, interest rates, exchange rates, pension costs, energy costs and the cost and availability of insurance.

         o Changes in government regulatory requirements and the enactment of new legislation that impacts the Company's obligations.

         o The conclusion of pending litigation matters in accordance with the Company's expectation that there will be no material adverse effects.

         Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.



FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:
----------
Michael C. Hasychak
216/383-6823

Media:
------
Patrick S. Carpenter
216/383-6835

http://www.beminc.com

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

                                                   FOURTH QUARTER ENDED                       YEAR ENDED
(Dollars in thousands except                    DEC. 31             DEC. 31           DEC. 31            DEC. 31
share and per share amounts)                      2003                2002              2003               2002
-------------------------------------------------------------------------------------------------------------------
Net sales                                     $    105,567       $     89,017       $    401,046       $    372,829
     Cost of sales                                  82,876             78,459            328,008            324,932
                                              ------------       ------------       ------------       ------------
Gross Margin                                        22,691             10,558             73,038             47,897
     Selling, general and administrative
      expenses                                      20,626             15,160             68,834             61,293
     Research and development
      expenses                                       1,196              1,087              4,230              4,265
     Other-net                                       6,720              5,164              9,314              5,184
                                              ------------       ------------       ------------       ------------
Operating Loss                                      (5,851)           (10,853)            (9,340)           (22,845)
     Interest expense                                1,422                734              3,355              3,010
                                              ------------       ------------       ------------       ------------
Loss before income taxes                            (7,273)           (11,587)           (12,695)           (25,855)
     Minority Interest                                 (21)              --                  (45)              --
     Income taxes                                      (65)            15,228                576              9,749
                                              ------------       ------------       ------------       ------------

Net Loss                                      $     (7,187)      $    (26,815)      $    (13,226)      $    (35,604)
                                              ============       ============       ============       ============

Per Share of Common Stock: Basic              $      (0.43)      $      (1.62)      $      (0.80)      $      (2.15)

Weighted average number
     of common shares outstanding               16,563,652         16,558,417         16,562,846         16,557,388


Per Share of Common Stock: Diluted            $      (0.43)      $      (1.62)      $      (0.80)      $      (2.15)

Weighted average number
     of common shares outstanding               16,563,652         16,558,417         16,562,846         16,557,388


CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

                                                 DEC. 31,          DEC. 31,
(Dollars in thousands)                             2003              2002
---------------------------------------------------------------------------
Assets
Current Assets
   Cash and cash equivalents                     $  5,062          $  4,357
   Accounts receivable                             55,102            47,543
   Inventories                                     87,396            94,324
   Prepaid expenses                                 5,454             9,766
   Deferred income taxes                              291               244
                                                 --------          --------
        Total Current Assets                      153,305           156,234

Other assets                                       26,761            25,629
Long-term deferred income taxes                       704               472

Property, Plant and Equipment                     535,421           476,283
   Less allowances for depreciation,
     depletion and impairment                     344,575           323,739
                                                 --------          --------
                                                  190,846           152,544
                                                 --------          --------
                                                 $371,616          $334,879
                                                 ========          ========

Liabilities and Shareholders' Equity
Current Liabilities
   Short-term debt                               $ 11,958          $ 27,235
   Accounts payable                                16,038            15,129
   Other liabilities and accrued items             37,366            30,439
   Income taxes                                     1,373               786
                                                 --------          --------
        Total Current Liabilities                  66,735            73,589

Other Long-Term Liabilities                        14,739            17,459
Retirement and Post-employment Benefits            49,358            48,518
Long-term Debt                                     87,185            36,219
Minority interest in subsidiary                        26              --

Shareholders' Equity                              153,573           159,094
                                                 --------          --------
                                                 $371,616          $334,879
                                                 ========          ========
